Exhibit (a)(5)(xiii)

Encana Announces Extension of the Tender Offer to Acquire Athlon Energy

For Immediate Release

Calgary, Alberta (November 3, 2014)

Encana Corporation (Encana) (TSX, NYSE: ECA) today announced that the tender offer (the “Offer”) made by Encana’s indirect, wholly owned subsidiary to acquire all of the issued and outstanding shares of common stock of Athlon Energy Inc. (Athlon) (NYSE: ATHL) for US$58.50 per share, net to the seller in cash, without interest, less any applicable withholding taxes, has been extended until 12:00 midnight (New York City time) on Wednesday, November 12, 2014 (one minute after 11:59 P.M. New York City time, on Wednesday, November 12, 2014). The Offer was previously scheduled to expire at 12:00 midnight (New York City time) on Friday, November 7, 2014 (one minute after 11:59 P.M. New York City time, on Friday, November 7, 2014).

Based on information provided by the depository for the Offer, as of 4:30 P.M. New York City time on Friday, October 31, 2014, approximately 35,302,143 shares of common stock of Athlon were validly tendered and not validly withdrawn from the Offer.

The Offer is being extended in connection with the entry into a memorandum of understanding (the “MOU”) by Encana and the other parties named therein, providing for the settlement of purported class action lawsuits filed in the Court of Chancery of the State of Delaware and the District Court of Tarrant County, Texas, relating to Encana’s agreement to acquire Athlon. Further details of the MOU can be found on an amendment to the Schedule TO filed today with the United States Securities and Exchange Commission (the “SEC”), which is available at www.sec.gov.

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Athlon or any other securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, has been filed with the SEC by Encana, and a Solicitation/Recommendation Statement on Schedule 14D-9 has been filed with the SEC by Athlon. The offer to purchase shares of Athlon will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson, as Information Agent for the Offer, by calling (888) 658-5755 or by email at Athlonoffer@georgeson.com.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - In the interests of providing Encana shareholders and potential investors with information regarding Encana, including management’s assessment of its subsidiaries’ future plans and operations, certain statements contained in this news release are forward-looking statements or information within the meaning of applicable securities legislation, collectively referred to herein as “forward-looking statements.” Forward-looking statements in this news release include, but are not limited to: the anticipated purchase price for Athlon shares by means of an all-cash tender offer; and the anticipated expiry time of the Offer.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause the company’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These assumptions, risks and uncertainties include, among other things: volatility of, and assumptions regarding natural gas and liquids prices, including substantial or extended decline of the same and their adverse effect on the company’s operations and financial condition and the value and amount of its reserves; assumptions based upon the company’s current guidance; fluctuations in currency and interest rates; risk that Encana may not conclude divestitures of certain assets or other transactions or receive amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; product supply and demand; market competition; risks inherent in the company’s and its subsidiaries’ marketing operations, including credit risks; imprecision of reserves estimates and estimates of recoverable quantities of natural gas and liquids from resource plays and other sources not currently classified as proved, probable or possible reserves or economic contingent resources, including future net revenue estimates; marketing margins; potential disruption or unexpected technical difficulties in developing new facilities; unexpected cost increases or technical difficulties in constructing or modifying processing facilities; risks associated with technology; the company’s ability to acquire or find additional reserves; hedging activities resulting in realized and unrealized losses; business interruption and casualty losses; risk of not operating all of its properties and assets; counterparty risk; risk of downgrade in credit rating and its adverse effects; liability for indemnification obligations to third parties; variability of dividends to be paid; its ability to generate sufficient cash flow from operations to meet its current and future obligations; its ability to access external sources of debt and equity capital; the timing and the costs of well and pipeline construction; the ability to secure adequate product transportation; changes in royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations or the interpretations of such laws or regulations; political and economic conditions in the countries in which the company operates; terrorist threats; risks associated with existing and potential future lawsuits and regulatory actions made against the company; risk arising from price basis differential; risk arising from inability to enter into attractive hedges to protect the company’s capital program; and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by Encana. There can be no assurance that the transaction will be completed. Completion of the transaction is subject to a number of risks and uncertainties, including, without limitation, that at least a majority of the Athlon shares on a fully diluted basis have tendered to the Offer, and other customary conditions. Although Encana believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the foregoing list of important factors is not exhaustive. In addition, assumptions relating to such forward-looking statements generally include Encana’s current expectations and projections made in light of, and generally consistent with, its historical experience and its perception of historical trends, including the conversion of resources into reserves and production as well as expectations regarding rates of advancement and innovation, generally consistent with and informed by its past experience, all of which are subject to the risk factors identified elsewhere in this news release.

Furthermore, the forward-looking statements contained in this news release are made as of the date hereof and, except as required by law, Encana undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing natural gas, oil and natural gas liquids (NGLs). By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contacts:	Media contacts:
Brian Dutton	Jay Averill
Director, Investor Relations	Director, Media Relations
(403) 645-2285	(403) 645-4747

Patti Posadowski	Doug McIntyre
Sr. Advisor, Investor Relations	Advisor, Media Relations
(403) 645-2252	(403) 645-6553

SOURCE: Encana Corporation